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                                   EXHIBIT 11
                            FORM 10-Q for the Quarter
                               Ended June 30, 1996
                                File No. 1-11237

                     AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                    (In Thousands, except per share amounts)
                                   (Unaudited)

                                For the Three Months      For the Six Months
                                  Ended June 30,             Ended June 30,

                                  1996       1995          1996       1995
                                -------    -------       -------    -------

  Net income                    $37,779    $27,912       $74,823    $52,994
                                =======    =======       =======    =======
  Primary Earnings Per Share:
  Weighted average number of
   shares outstanding            46,985     46,944        46,979     46,943
  Net effect of dilutive
   stock options (based on the
   treasury stock method using
   average market price)            509         83           506         71
                                -------    -------       -------    -------

  Total                          47,494     47,027        47,485     47,014
                                =======    =======       =======    =======
  Primary Earnings:
   Per Share                    $   .80    $   .59       $  1.58    $  1.13
                                =======    =======       =======    =======
  Fully Diluted Earnings
   Per Share:
  Weighted average
   number of shares
   outstanding                  46,985      46,944        46,979     46,943
  Net effect of dilutive
   stock options (based on
   the treasury stock method
   using the greater of the
   average market price or
   quarter end price)              586         103           581        107
                               -------     -------       -------    -------

  Total                         47,571      47,047        47,560     47,050
                               =======     =======       =======    =======
  Fully diluted earnings
   per share                   $   .79     $   .59      $   1.57    $  1.13
                                =======    =======       =======    =======

  * This calculation is submitted in accordance with Regulation S-K item 601(b) 11 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.